EXHIBIT 99.3
Quantitative and Qualitative Disclosures About Market Risk
     The following information about our market-sensitive financial instruments constitutes a “forward-looking statement.” All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of those risks and uncertainties, see the cautionary statements contained in “Item 1A. Risk Factors” of our Original 2008 Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report, except as required by applicable law. Hereinafter, the term “Group 1,” “we,” “us,” “our” and similar terms refer to Group 1 Automotive, Inc. and, unless the context indicates otherwise, our consolidated subsidiaries.
     As discussed in Note 2 to our Consolidated Financial Statements, our financial statements as of December 31, 2008, 2007 and 2006 and the years then ended, included elsewhere in this Current Report on Form 8-K, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion.” The financial information contained in the discussion below reflects only the adjustments described in Note 2 to our Consolidated Financial Statements and does not reflect events occurring after February 25, 2009, the date of the filing of our Original 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.
     Interest Rates. We have interest rate risk in our variable rate debt obligations and interest rate swaps. Our policy is to manage interest rate exposure through the use of a combination of fixed and floating rate debt and interest rate swaps.
     At December 31, 2008, the principal amount outstanding of our 2.25% Convertible Senior Notes due 2036 (the “2.25% Notes”) and 8.25% Senior Subordinated Notes due 2013 (the “8.25% Notes”), which is primarily all of our fixed rate debt, totaled $299.1 million and had a fair value of $144.0 million. The aggregate carrying amount of the 2.25% Notes and the 8.25% Notes at December 31, 2008 was $228.3 million.
     At December 31, 2008, we had $822.3 million of variable-rate floorplan borrowings outstanding, $178.0 million of variable-rate mortgage facility borrowings outstanding and $50.0 million of variable-rate acquisition facility borrowings outstanding. Based on the aggregate amount, a 100 basis point change in interest rates would result in an approximate $8.2 million change to our interest expense. After consideration of the interest rate swaps described below, a 100 basis point increase would yield a net increase of $2.7 million.
     We received $27.9 million of interest assistance from certain automobile manufacturers during the year ended December 31, 2008. This assistance is reflected as a $28.3 million reduction of our new vehicle cost of sales for the year ended December 31, 2008, and reduced our new vehicle inventory by $6.0 million and $6.4 million at December 31, 2008 and 2007, respectively. For the past three years, the reduction to our new vehicle cost of sales has ranged from approximately 50% to 103% of our floorplan interest expense. Although we can provide no assurance as to the amount of future interest assistance, it is our expectation, based on historical data that an increase in prevailing interest rates would result in increased assistance from certain manufacturers.
     We use interest rate swaps to adjust our exposure to interest rate movements when appropriate based upon market conditions. These swaps are entered into with financial institutions with investment grade credit ratings, thereby minimizing the risk of credit loss. We reflect the current fair value of all derivatives on our balance sheet. The related gains or losses on these transactions are deferred in stockholders’ equity as a component of accumulated other comprehensive loss. These deferred gains and losses are recognized in income in the period in which the related items being hedged are recognized in expense. However, to the extent that the change in value of a derivative contract does not perfectly offset the change in the value of the items being hedged, that ineffective portion is immediately recognized in income. All of our interest rate hedges are designated as cash flow hedges. The hedge instruments are designed to convert floating rate vehicle floorplan payables under our Revolving Credit Facility to fixed rate debt. During 2008, we entered into two interest rate swaps with a total notional value of $75.0 million. The hedge instruments are designed to convert floating rate vehicle floorplan payables under the Company’s Revolving Credit Facility to fixed rate debt. One swap, with $50.0 million in notional value, effectively locks in a rate of approximately 3.7% and expires in

August 2011 and the other with $25.0 million in notional value, effectively locks in a rate of approximately 3.1% and expires in March 2012. During 2007, we entered into eight interest rate swaps with a total notional value of $225.0 million, comprised of one swap with a $50.0 million notional value that effectively locks in an interest rate of approximately 5.3% and the remaining seven swaps each with a notional value of $25.0 million that effectively lock in an interest rate ranging from 4.2% to 5.3%. All of the swaps entered into 2007 expire in the latter half of 2012. In December 2005, we entered into two interest rate swaps with notional values of $100.0 million each, and in January 2006, we entered into a third interest rate swap with a notional value of $50.0 million. One swap, with $100.0 million in notional value, effectively locks in a rate of 4.9%, the second swap, also with $100.0 million in notional value, effectively locks in a rate of 4.8%, and the third swap, with $50.0 million in notional value, effectively locks in a rate of 4.7%. All three of the 2005 hedge instruments expire December 15, 2010. At December 31, 2008, net unrealized losses, net of income taxes, related to hedges included in accumulated other comprehensive loss totaled $27.9 million. At December 31, 2007, net unrealized losses, net of income taxes, related to hedges included in accumulated other comprehensive loss totaled $10.1 million. At December 31, 2006, net unrealized gains, net of income taxes, related to hedges included in accumulated other comprehensive income totaled $0.8 million. The increase in net unrealized losses from 2007 to 2008 was primarily a result of the decline in interest rates experienced during the year. At December 31, 2008, 2007 and 2006, all of our derivative contracts were determined to be highly effective, and no ineffective portion was recognized in income.
     Foreign Currency Exchange Rates. As of December 31, 2008, we had dealership operations in the U.K. The functional currency of our U.K. subsidiaries is the Pound Sterling. We intend to remain permanently invested in these foreign operations and, as such, do not hedge against foreign currency fluctuations. If we change our intent with respect to such international investment, we would expect to implement strategies designed to manage those risks in an effort to mitigate the effect of foreign currency fluctuations on our earnings and cash flows. A 10 percent increase in average exchange rates versus the U.S. Dollar would have resulted in a $14.8 million change to our revenues for the year ended December 31, 2008.